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                                                                    EXHIBIT 99.4

                            VICORP RESTAURANTS, INC.

                                OFFER TO EXCHANGE
                         10 1/2% SENIOR NOTES DUE 2011,
                        WHICH HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED,
                         FOR ALL ISSUED AND OUTSTANDING
                          10 1/2% SENIOR NOTES DUE 2011

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      VICORP Restaurants, Inc., a Delaware corporation ("VICORP Restaurants"), is offering, subject to the terms and conditions set forth in its Prospectus,
dated            , 2004 (the "Prospectus"), relating to the offer (the "Exchange
Offer") of VICORP Restaurants to exchange an aggregate principal amount of up to $126,530,000 of its 10 1/2% Senior Notes due 2011 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 10 1/2% Senior Notes due 2011 (the "Original Notes"). The Original Notes were issued on April 14, 2004 in an offering under Rule 144A of the Securities Act that was not registered under the Securities Act. The Exchange Offer is being extended to all holders of the Original Notes in order to satisfy certain obligations of VICORP Restaurants contained in the Registration Rights Agreement, dated as of April 14, 2004, by and among VICORP Restaurants, the Guarantors (as such term is defined therein), J. P. Morgan Securities, Inc. and CIBC World Markets Corp. The Exchange Notes are substantially identical to the Original Notes, except that the transfer restrictions and registration rights applicable to the Original Notes do not apply to the Exchange Notes.

      We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee; or who hold Original Notes registered in their own names, we are enclosing the following documents:

            1. Prospectus dated  _______________, 2004;

            2. The Letter of Transmittal for your use and for the information of your clients;

            3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if: (a) certificates for the Original Notes are not immediately available, (b) time will not permit the certificates for the Original Notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer or (c) the procedure for book-entry transfer cannot be completed prior to the expiration of the Exchange Offer;

            4. A form of letter that may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with respect to the Exchange Offer;

            5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

            6. Return envelopes addressed to Wells Fargo Bank, National Association, the Exchange Agent for the Exchange Offer.

      Your prompt action is requested. The Exchange Offer will expire at 5:00 P.M., New York City time, on ___________, 2004, unless the Exchange Offer is extended (as it may be extended, the "Expiration Date"). Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

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      Unless a holder of Original Notes complies with the procedures described in the Prospectus under the caption "The exchange offer - Guaranteed delivery procedures," the holder must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer:

      o tender the Original Notes by sending the certificates for the Original Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to Wells Fargo Bank, National Association, as Exchange Agent, at one of the addresses listed in the Prospectus under the caption "Exchange Agent"; or

      o tender the Original Notes by using the book-entry procedures described in the Prospectus under the caption "The exchange offer - Book-entry transfer" and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an agent's message instead of the Letter of Transmittal, to the Exchange Agent.

      In order for a book-entry transfer to constitute a valid tender of Original Notes in the Exchange Offer, the Exchange Agent must receive a confirmation of book-entry transfer (a "Book-Entry Confirmation") of the Original Notes into the Exchange Agent's account at The Depository Trust Company prior to the Expiration Date. The term "agent's message" means a message, transmitted by The Depository Trust Company and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder of Original Notes that the holder has received and has agreed to be bound by the Letter of transmittal.

      If a registered holder of Original Notes wishes to tender the Original Notes in the Exchange Offer, but (a) the certificates for the Original Notes are not immediately available, (b) time will not permit the certificates for the Original Notes or other required documents to reach the Exchange Agent before the Expiration Date, or (c) the procedure for book-entry transfer cannot be completed before the Expiration Date, a tender of Original Notes may be effected by following the Guaranteed Delivery Procedures described in the Prospectus under the caption "The exchange offer--Guaranteed delivery procedures."

      VICORP Restaurants will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Original Notes held by them as nominee or in a fiduciary capacity. VICORP Restaurants will pay or cause to be paid all stock transfer taxes applicable to the exchange of Original Notes in the Exchange Offer, except as set forth in Instruction 13 of the Letter of Transmittal.

      Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, National Association, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                                        Very truly yours,

                                                        VICORP RESTAURANTS, INC.

      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF VICORP RESTAURANTS, INC. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures


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